                                                                  EXHIBIT 10.21




                                CREDIT AGREEMENT


                          Dated as of January 7, 1997


                                     among


                       BROOKWOOD COMPANIES INCORPORATED,

                            KENYON INDUSTRIES, INC.,

                          BROOKWOOD LAMINATING, INC.,

                                  as Borrowers


                                      and


                             THE BANK OF NEW YORK,

                                    as Bank

                               TABLE OF CONTENTS

                                                                                                                 Page
SECTION 1.  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1     Defined Terms   . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2     Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 2.  AMOUNT AND TERMS OF COMMITMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
    2.1     Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    2.2     Procedure for Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    2.3     Issuance of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    2.4     Procedure for Opening Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    2.5     Payments in Respect of Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    2.6     Creation of Acceptances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    2.7     Termination or Reduction of Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    2.8     Repayment of Loans; Evidence of Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.9     Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.10    Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    2.11    Conversion and Continuation Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    2.12    Minimum Amounts And Maximum Number of Tranches . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    2.13    Interest Rates and Payment Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    2.14    Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    2.15    Letter of Credit Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    2.16    Computation of Interest and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    2.17    Letter of Credit Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    2.18    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    2.19    Borrowing Base Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    2.20    Inability to Determine Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    2.21    Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    2.22    Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    2.23    Requirements of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    2.24    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    2.25    Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    2.26    Reliance by Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 3.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
    3.1     Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    3.2     No Change. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    3.3     Corporate Existence; Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    3.4     Corporate Power; Authorization; Enforceable Obligations  . . . . . . . . . . . . . . . . . . . . . .  30
    3.5     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    3.6     No Material Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    3.7     No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

    3.8     Ownership of Property; Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    3.9     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    3.10    No Burdensome Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    3.11    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    3.12    Federal Regulations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    3.13    ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    3.14    Investment Company Act; Other Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    3.15    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    3.16    Purpose of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    3.17    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 4.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    4.1     Conditions to Initial Loans, Letters of Credit and Acceptances . . . . . . . . . . . . . . . . . . .  35
    4.2     Conditions to Each Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION 5.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    5.1     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    5.2     Certificates; Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    5.3     Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    5.4     Conduct of Business and Maintenance of Existence . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    5.5     Maintenance of Property; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    5.6     Inspection of Property; Books and Records; Discussions . . . . . . . . . . . . . . . . . . . . . . .  41
    5.7     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    5.8     Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    5.9     Subsidiary Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

SECTION 6.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    6.1     Financial Condition Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    6.2     Limitation on Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    6.3     Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    6.4     Limitation on Guarantee Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    6.5     Limitation on Fundamental Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    6.6     Limitation on Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    6.7     Limitation on Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    6.8     Limitation on Consolidated Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    6.9     Limitation on Investments, Loans and Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
    6.10    Limitation on Optional Payments and Modifications of Debt Instruments  . . . . . . . . . . . . . . .  47
    6.11    Limitation on Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
    6.12    Limitation on Sales and Leasebacks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    6.13    Limitation on Changes in Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    6.14    Limitation on Negative Pledge Clauses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    6.15    Limitation on Lines of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    6.16    Limitation on Management Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    6.17    Limitation on Receivables From Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    6.18    Limitation on Tax Sharing Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

    6.19    Amendments to Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

SECTION 7.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 8.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    8.1     Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    8.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    8.3     No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    8.4     Survival of Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    8.5     Payment of Expenses and Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    8.6     Successors and Assigns; Participation and Assignments. . . . . . . . . . . . . . . . . . . . . . . .  54
    8.7     Adjustments; Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    8.8     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    8.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    8.10    Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    8.11    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    8.12    Submission To Jurisdiction; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    8.13    Acknowledgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    8.14    WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    8.15    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

EXHIBITS

    Exhibit A                -        Form of Revolving Credit Note
    Exhibit B                -        Form of Borrowing Base Compliance Certificate
    Exhibit C                -        Form of Brookwood Pledge Agreement
    Exhibit D                -        Form of Parent Pledge Agreement
    Exhibit E                -        Form of Security Agreement
    Exhibit F                -        Form of Subsidiary Guarantee
    Exhibit G                -        Form of Bankers Acceptance Confirmation
    Exhibit H                -        Form of Draft
    Exhibit I-1              -        Form of Opinion of Counsel to Borrowers
    Exhibit I-2              -        Form of Opinion of Counsel to Parent
    Exhibit J                -        Form of Assignment and Acceptance
    Exhibit K                -        Form of Assignment of Factor Balances
    Exhibit L                -        Form of Notice of Assignment

SCHEDULES

    Schedule 3.17            -        Environmental Matters
    Schedule 4.1(j)          -        Indebtedness to be Repaid
    Schedule 6.2             -        Indebtedness
    Schedule 6.3             -        Liens
    Schedule 6.4             -        Guarantee Obligations

                 CREDIT AGREEMENT, dated as of January 7, 1997, among BROOKWOOD COMPANIES INCORPORATED, a Delaware corporation ("Brookwood"), KENYON INDUSTRIES, INC., a Delaware corporation ("Kenyon"), and BROOKWOOD LAMINATING, INC., a Delaware corporation ("Laminating"; and together with Brookwood and Kenyon, the "Borrowers"), and THE BANK OF NEW YORK (the "Bank").

         The parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS


            1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Acceptance": a banker's acceptance created by the Bank pursuant to the terms of subsection 2.6.

         "Acceptance Commission": as defined in subsection 2.6(d).

         "Acceptance Proceeds": as defined in subsection 2.6(d).

         "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

         "Alternate Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Bank as its prime commercial lending rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit to debtors); and "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the

Bank from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

         "Alternate Base Rate Loans": Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

         "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

         Alternate Base                                       Eurodollar
         Rate Loans                                           Loans
         ------------------------------------------------------------------
         0.25%                                                2.25%

         "Assignee": as defined in subsection 8.6(c).

         "Assignment of Factor Balances": an Assignment of Factor Balances to be executed and delivered by the applicable factor in respect of any Eligible Factor Credit Balance, substantially in the form of Exhibit K, as the same may be amended, supplemented or otherwise modified from time to time.

         "Available Commitment": at any time, an amount equal to the excess, if any, of the lesser of (a) the Maximum Amount and (b) the sum of (i) the Borrowing Base minus (ii) the aggregate principal amount of all Loans then outstanding minus (iii) the aggregate L/C Obligations at such time.

         "Bank": as defined in the preamble hereto.

         "Borrowers": as defined in the preamble hereto.

         "Borrowing Base": as defined in subsection 2.1.

         "Borrowing Base Compliance Certificate": a certificate signed by the chief financial officer of Brookwood, substantially in the form of Exhibit B hereto and appropriately completed, and containing such other supporting documents and attachments as may be necessary to support the information contained therein to the reasonable satisfaction of the Bank.

         "Borrowing Date": any Business Day specified in a notice pursuant to
(a) subsection 2.2 or 2.11 as a date on which Brookwood requests the Bank to make Loans, (b) subsection 2.3 as a date on which Brookwood requests the Bank to issue a Letter of Credit or (c) subsection 2.6 as a date on which Brookwood requests the Bank to create an Acceptance.

         "Brookwood": as defined in the preamble hereto.

         "Brookwood Pledge Agreement": the Pledge Agreement dated as of the date hereof to be executed and delivered by Brookwood, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

         "Business": as defined in subsection 3.17(d).

         "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         "Capital Stock": any and all shares, interests, participation or other equivalents (however designated) of capital stock (including preferred stock) of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

         "Cash Equivalents": (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state thereof, and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; and (c) commercial paper issued by the Bank, the parent corporation of the Bank or any Subsidiary of the Bank's parent corporation and commercial paper rated A-1 or better or P-1 by Standard & Poor's Ratings Group, a Division of McGraw Hill, Inc., or Moody's Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof; in each case so long as the same
(x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

         "Change in Law": the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over the Bank or, in the case of subsection 2.17 or 2.23, any corporation controlling the Bank.

         "Closing Date": the date on which the conditions precedent set forth in subsection 4.1 shall be satisfied.

         "Code": the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral": all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

         "Commercial L/C": a commercial documentary letter of credit under which the Bank agrees to make payment in Dollars for the account of a Borrower in respect of obligations of such Borrower or a Subsidiary thereof in connection with the purchase of goods or services in the ordinary course of business.

         "Commitment": the obligation of the Bank to make Loans, issue Letters of Credit and create Acceptances to or for the account of the Borrowers hereunder in an aggregate principal amount at any one time outstanding not to exceed the Maximum Amount, as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

         "Commitment Period": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitment shall terminate as provided herein.

         "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrowers within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrowers and which is treated as a single employer under Section 414 of the Code.

         "Consolidated Capital Expenditures": for any period, all amounts which are set forth on the consolidated statement of cash flows of Brookwood and its Subsidiaries for such period as the "purchase of property and equipment," in accordance with GAAP.

         "Consolidated EBITDA": for any period, the sum, for the Borrowers and their Subsidiaries (determined on a consolidated basis in accordance with GAAP) of (a) net income (before extraordinary and unusual items), plus (b) interest expense, plus (c) tax expense, plus (d) depreciation expense (to the extent deducted in determining net income), plus (e) amortization expense (to the extent deducted in determining net income).

         "Consolidated Fixed Charges": for any period, the sum, for the Borrowers and their Subsidiaries (determined on a consolidated basis in accordance with GAAP) of (a) interest expense, plus (b) cash taxes paid, plus
(c) scheduled principal amortization of Indebtedness (including the principal portion of lease payments under Financing Leases), plus (d) Consolidated Capital Expenditures, plus (e) Restricted Payments made to the Parent.

         "Consolidated Indebtedness for Borrowed Money": for any period, the aggregate amount of Indebtedness of Brookwood and its Subsidiaries described in clauses (a)-(e) of the definition of "Indebtedness" contained in this subsection 1.1.

         "Consolidated Tangible Net Worth": as of any date of determination, all items which in conformity with GAAP would be included under shareholders' equity on a consolidated balance sheet of Brookwood and its Subsidiaries, after deducting therefrom the following: (a) any surplus resulting from the write-up of assets after the date hereof, (b) intangible assets, including (i) goodwill, including any amounts (however designated on the balance sheet) representing the cost of acquisitions of Subsidiaries in excess of underlying tangible assets, (ii) patents, trademarks and copyrights and (iii) deferred charges (including, but not limited to, unamortized debt discount and expense) and (c) leasehold improvements not recoverable at the expiration of a lease.

         "Consolidated Total Liabilities": for any period, all amounts which, in accordance with GAAP, would appear as liabilities on the consolidated balance sheet of Brookwood and its Subsidiaries.

         "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Discount Charge":  as defined in subsection 2.6(d).

         "Dollars" and "$": dollars in lawful currency of the United States of America.

         "Draft": a draft drawn by a Borrower in the form of Exhibit H hereto, or such other form as may be acceptable to the Borrowers and the Bank.

         "Drawing": a drawing of one or more Drafts.

         "Drawing Date": as defined in subsection 2.6(c).

         "Eligible Factor Credit Balance": a Factor Credit Balance owing to a Borrower as to which the following requirements have been fulfilled to the satisfaction of the Bank: (i) such Factor Credit Balance is payable to a Borrower and such Borrower has lawful and absolute title thereto; (ii) such Factor Credit Balance shall have excluded therefrom (x) any portion that is subject to any dispute, offset, reserve, counterclaim or any other claim or defense on the part of the applicable factor or other obligor or to any claim on the part of the applicable factor or other obligor denying liability under such Factor Credit Balance known to any of the Borrowers and (y) discounts, claims, credits and allowances; (iii) such Factor Credit Balance is evidenced by a statement of account rendered to a Borrower by the applicable factor or other obligor and none of such Factor Credit Balance is evidenced by any chattel paper, promissory note or other instrument; (iv) none of such Factor Credit Balance is subject to any Lien in favor of any Person other than the Liens of the Bank hereunder; (v) none of the Borrowers is aware or has reason to be aware of any reorganization, bankruptcy, receivership, custodianship, insolvency or other like condition in respect of the applicable factor or other obligor; (vi) such Factor Credit Balance is payable in Dollars and is due from a factor or other obligor located in the United States; (vii) such Factor Credit Balance is due from a factor that has executed and delivered to the Bank a Factor Intercreditor Agreement covering such Factor Credit Balance; (viii) such Factor Credit Balance has not been outstanding more than 90 days from the due date thereof; (ix) such Factor Credit Balance is subject to a fully perfected first priority security interest in favor of the Bank pursuant to the Security Agreement and the applicable Assignment of Factor Balances; and (x) such Factor Credit Balance is a good and valid account representing an undisputed bona fide indebtedness of the applicable factor or other obligor, for a fixed sum as set forth in the statement relating thereto.

         "Eligible Inventory": as at any date, finished goods Inventory of Brookwood's Roll Goods Division located at the Borrowers' premises at 445 West Walnut Street, City of Carson, Gardena, California or 36 Sherman Avenue, Building 14, Kenyon, Rhode Island, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in the good faith exercise of the Bank's reasonable judgment, obsolete, slow moving or unmerchantable and which the Bank, in the good faith exercise of its reasonable discretion, shall not deem ineligible Inventory, based on such considerations as the Bank may from time to time deem appropriate, including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of the Bank and whether the Inventory conforms to all standards imposed by any Governmental Authority, division or department thereof which has regulatory authority over such goods or the use or sale thereof.

         "Eligible Receivables": each Receivable arising in the ordinary course of the Borrowers' businesses and which the Bank shall deem to be an Eligible Receivable, based on such considerations as the Bank may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to the Bank's perfected security interest and no other Lien, and is evidenced by an invoice or other documentary evidence customarily issued by the Borrowers in the ordinary course of business. In addition, no Receivable shall be an Eligible Receivable if:

                 (a) it arises out of a sale made by a Borrower to an Affiliate of such Borrower or to a Person controlled by an Affiliate of a Borrower;

                 (b) the payment associated with such Receivable is unpaid more than (i) 90 days after the due date or (ii) 150 days after the invoice date.

                 (c) the account debtor shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws or (viii) take any action for the purpose of effecting any of the foregoing;

                 (d) the sale is to an account debtor outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Bank in its sole discretion;

                 (e) fifty percent (50%) or more of the Receivables from such account debtor are deemed ineligible pursuant to clause (b) above;

                 (f) the Bank believes that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the account debtor's financial inability to pay;

                 (g) the purchaser is the United States of America, any state thereof or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to the Bank pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub- Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

                 (h) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the account debtor or the Receivable otherwise does not represent a final sale;

                 (i) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, to the extent of such offset, deduction, defense, dispute or counterclaim, or the Receivable is contingent in any respect or for any reason;

                 (j) the Borrowers have made any agreement as to any deduction therefrom, except for discounts or allowances made in the ordinary course of business, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

                 (k) shipment of the merchandise or the rendition of services has not been completed;

                 (l) any return, rejection or repossession of the merchandise has occurred, to the extent of such return, rejection or repossession;

  (m)      such Receivable is not payable to one or more of the Borrowers; or

                 (n) such Receivable is not otherwise satisfactory to the Bank as determined in good faith by the Bank.

         "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, permits, guidelines or requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, now, or as hereafter may be, in effect.

         "Equipment": all of the Borrowers' goods (other than Inventory) whether now owned or hereafter acquired and wherever located, including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

         "Eurodollar Lending Office": the office of the Bank which shall be making or maintaining its Eurodollar Loans.

         "Eurodollar Loans": loans the rate of interest applicable to which is based upon the LIBOR Rate.

         "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Existing Facility": as defined in subsection 3.16.

         "Factor Credit Balance": as of any date, an amount equal to the stated value of all monies, credit balances, reserves or other amounts held by any factor on such date for the account of a Borrower, determined in accordance with GAAP and in accordance with the agreements between such Borrower and such factor.

         "Factor Intercreditor Agreement": any intercreditor agreement executed and delivered on the Closing Date by the Bank and a factor party to a factoring agreement with any Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

         "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

         "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

         "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing person in good faith.

         "Guarantor": any Person delivering a Subsidiary Guarantee pursuant to this Agreement.

         "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person upon which interest charges are customarily paid, (e) all obligations of such Person in respect of letters of credit or banker's acceptances issued or created for the account of such Person, (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all Guarantee Obligations of such Person in respect of Indebtedness of others.

         "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

         "Insolvent": pertaining to a condition of Insolvency.

         "Intellectual Property": as defined in subsection 3.9.


         "Interest Payment Date": (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period,and (c) as to any Eurodollar Loan having an Interest Period of six months, the day which is three months after the first day of such Interest Period, and the last day of such Interest Period.

         "Interest Period": with respect to any Eurodollar Loan,

                 (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by Brookwood in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                 (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by Brookwood by irrevocable notice to the Bank not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                 (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                 (ii) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

                 (iii) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                 (iv) if Brookwood shall fail to give notice as provided in clause (b) above, it shall be deemed to have selected a conversion of a Eurodollar Loan to an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 2.11).

         "Inventory": shall mean all of the Borrowers' now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in the Borrowers' businesses or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

         "Kenyon": as defined in the preamble hereto.

         "L/C Application": a letter of credit application in the Bank's then customary form for the type of letter of credit requested.

         "L/C Obligations": the aggregate outstanding face amount of all Letters of Credit and Acceptances issued or created by the Bank hereunder plus the aggregate outstanding Reimbursement Obligations.

         "Laminating": as defined in the preamble hereto.

         "Letter of Credit": a Commercial L/C or Standby L/C issued by the Bank pursuant to the terms of subsection 2.3.

         "LIBOR Rate": with respect to each Interest Period for a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1% determined by the Bank to be equal to the quotient obtained by dividing
(a) the London Interbank Offered Rate for the selected Interest Period by (b) a fraction equal to 1.00 minus the Eurocurrency Reserve Requirements as determined on the date the LIBOR Rate is determined.

         "Lien": any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

         "Loan": as defined in subsection 2.1.

         "Loan Documents": this Agreement, the Revolving Credit Note, the Security Documents and any Subsidiary Guarantees.

         "Loan Parties": the Borrowers, the Parent and any Guarantors.

         "London Interbank Offered Rate": with respect to each Interest Period for a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/10 of 1%, quoted at approximately 11:00 A.M., London time, by the Bank two Business Days prior to the first day of such Interest Period, for the offering by the Bank to prime commercial banks in the London interbank market of dollar deposits in immediately available funds for a period, and in an amount, comparable to the Interest Period and principal amount, respectively, of the Loan to bear interest at the LIBOR Rate.

         "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise), results of operations or prospects of the Borrowers and their respective Subsidiaries or
(b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Bank hereunder or thereunder.

         "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any pollutant, contaminant or hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

         "Maximum Amount": $14,000,000; except that between April 1st and June 30th of any year, such amount shall be $15,000,000.

         "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Non-Excluded Taxes": as defined in subsection 2.24.

         "Notice of Assignment": a Notice of Assignment to be delivered to the applicable factor in respect of any Eligible Factor Credit Balance, substantially in the form of Exhibit L, as the same may be amended, supplemented or otherwise modified from time to time.

         "Obligations": the unpaid principal of and interest on the Loans, the L/C Obligations and all other obligations and liabilities of the Borrowers to the Bank (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Loan Documents, any Letter of Credit or L/C Application, any Acceptance or any Acceptance Application or Draft, or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Bank) or otherwise.

         "Parent": The Hallwood Group Incorporated, a Delaware corporation.

         "Parent Pledge Agreement": the Pledge Agreement dated as of the date hereof to be executed and delivered by the Parent, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

         "Participant": as defined in subsection 8.6(b).

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any of the Borrowers or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA.

         "Pledge Agreements": the collective reference to the Brookwood Pledge Agreement and the Parent Pledge Agreement.

         "Properties": as defined in subsection 3.17.

         "Receivables": shall mean and include all of the Borrowers' accounts, contract rights, instruments (including those evidencing indebtedness between any Borrower and its respective Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to any Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Bank hereunder.

         "Register": as defined in subsection 8.6(d).

         "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

         "Reimbursement Obligations": the aggregate obligations of the Borrowers to reimburse the Bank for any payments made by the Bank under any Letter of Credit that have not been reimbursed by the Borrowers in accordance with subsection 2.5(a) plus the aggregate obligations of the Borrowers to pay the face amount of all Drafts drawn under Acceptances created hereunder which have not been paid by the Borrowers on the respective maturity dates thereof in accordance with subsection 2.6(i).

         "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC. Reg. Section 2615.

         "Requirement of Law": as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer": the chief executive officer and the president of the respective Borrower or, with respect to financial matters, the chief financial officer of the respective Borrower.

         "Restricted Payments": as defined in subsection 6.7.

         "Revolving Credit Note": as defined in subsection 2.8(b).

         "Security Agreement": the Security Agreement dated as of the date hereof to be executed and delivered by the Borrowers, substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time.

         "Security Documents": the collective reference to the Security Agreement, the Pledge Agreements, the Assignments of Factor Balances, the Notices of Assignment and the Factor Intercreditor Agreements, and all other security documents hereafter delivered to the Bank granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrowers hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

         "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

         "Standby L/C": an irrevocable standby or direct pay letter of credit under which the Bank agrees to make payments in Dollars for the account of a Borrower in respect of obligations of such Borrower or a Subsidiary thereof incurred pursuant to contracts made or performance undertaken, or to be undertaken, or like matters relating to contracts to which such Borrower or a Subsidiary thereof is or proposes to become a party in the ordinary course of such Borrower's or such Subsidiary's business, including, without limitation, for insurance purposes or in respect of advance payments or as bid or performance bonds.

         "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of a Borrower.

         "Subsidiary Guarantee": the Guarantee to be executed and delivered by each Subsidiary of any Borrower formed or acquired after the date of this Agreement, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

         "Termination Date": January 7, 2000.

         "Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

         "Transferee": as defined in subsection 8.6(f).

         "Type": as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.

                 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

                 (b) As used herein and in any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in subsection 6.1, all accounting terms herein shall be interpreted and all accounting determinations hereunder (in each case, unless otherwise provided for or defined herein) shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in subsection 3.1; and provided, further, that if Brookwood notifies the Bank that the Borrowers wish to amend any covenant in subsection 6.1 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant

(or if the Bank notifies Brookwood that the Bank wishes to amend subsection 6.1 or any related definition for such purpose), then (i) Brookwood and the Bank shall negotiate in good faith to agree upon an appropriate amendment to such covenant and (ii) the Borrowers' compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective until such covenant is amended in a manner satisfactory to the Borrowers and the Bank.

                 (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                 (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                   SECTION 2.  AMOUNT AND TERMS OF COMMITMENT

                 2.1 Commitment. (a) Subject to the terms and conditions hereof, the Bank agrees to make revolving credit loans ("Loans") to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) the Maximum Amount minus the aggregate L/C Obligations at such time and (ii) an amount equal to the sum of:

                 (A)      up to 90% of Eligible Factor Credit Balances; plus

                 (B)      up to 80% of Eligible Receivables; plus

                 (C) up to 50% of the value of Eligible Inventory; provided, however, that the maximum amount of outstanding Loans and L/C Obligations against Eligible Inventory shall not exceed $2,000,000 in the aggregate at any time; plus

                 (D) up to 75% of the orderly liquidation value of Equipment, as set forth in the appraisal delivered to the Bank under subsection 4.1(q) or, from and after the date of delivery thereof, the most recent appraisal delivered to the Bank under subsection 5.2 (g); provided, however, that the maximum amount of outstanding Loans and L/C Obligations against Equipment shall not exceed $1,500,000 in the aggregate at any time; minus

                 (E)      the aggregate L/C Obligations at such time; minus

                 (F) such reserves as the Bank may reasonably deem proper and necessary from time to time.

The amount derived from (x) the sum of subsections 2.1(a)(ii) (A), (B), (C), and (D) minus (y) subsection 2.1(a) (ii)(F) at any time and from time to time shall be referred to as the "Borrowing Base". During the Commitment Period the Borrowers may use the Commitment by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                 (b) The Loans may from time to time be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrowers and notified to the Bank in accordance with subsections 2.2 and 2.11, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

                 2.2 Procedure for Borrowing. The Borrowers may borrow under the Commitment during the Commitment Period on any Business Day, provided that Brookwood shall give the Bank irrevocable notice (which notice must be received by the Bank prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans or (b) the same Business Day as the requested Borrowing Date if the borrowing is to be solely of Alternate Base Rate Loans), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the length of the initial Interest Period therefor. Each borrowing under the Commitment shall be in an amount equal to
(x) in the case of Alternate Base Rate Loans, $50,000 or a whole multiple of $10,000 in excess thereof (or, if the then Available Commitment is less than $50,000, such lesser amount) and (y) in the case of Eurodollar Loans, $300,000 or a whole multiple of $100,000 in excess thereof. Each Loan will be made available to the Borrowers by the Bank crediting the account of Brookwood on its books with the amount of the Loan.

                 2.3 Issuance of Letters of Credit. (a) Subject to the terms and conditions hereof, Brookwood may from time to time during the Commitment Period request the Bank to issue a Letter of Credit, which may be either a Standby L/C or a Commercial L/C, for the account of any Borrower by delivering to the Bank at its address specified in subsection 8.2 an L/C Application completed to the satisfaction of the Bank, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Bank may reasonably request.

                          (b)     Each Letter of Credit issued hereunder shall,
among other things, (i) be in such form requested by Brookwood as shall be acceptable to the Bank in its sole discretion, (ii) provide for (A) the payment of sight drafts when presented for honor thereunder in accordance when the terms thereof or (B) the acceptance and payment of Drafts drawn on the Bank in accordance with subsection 2.6, and when accompanied by the documents described therein and (iii) have an expiry date not later than (A) six months after the date of issuance, in the case of a Commercial L/C (provided that, at the request of Brookwood and upon the consent, in its sole and absolute discretion, of the Bank, such expiry date may be up to 12 months after the date of issuance of such Commercial L/C), and (B) 12 months after the date of issuance, in the case of a Standby L/C (provided that, at the request of Brookwood, any Standby L/C may contain terms providing for its automatic renewal for an additional terms not to exceed the shorter of the original term of such Standby L/C or 12 months unless that Bank provides to Brookwood written notice of its intention not to renew such Standby L/C at least 60 days prior to the expiration of the original term thereof), but in no event shall any Letter of Credit have an expiry date later than the Termination Date. Each L/C Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500, and any amendments or revision thereof and, to the extent not inconsistent therewith, the laws of the State of New York.

                 2.4 Procedure for Opening Letters of Credit. Upon receipt of any L/C Application from Brookwood in respect of a Letter of Credit, the Bank will process such L/C Application, and the other certificates, documents and other papers delivered to the Bank in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to Brookwood; provided that no such Letter of Credit shall be issued if
(a) the amount of such requested Letter of Credit, together with the amount of the L/C Obligations outstanding at the time of such request, would exceed $1,500,000, (b) the aggregate outstanding principal amount of the Loans plus the outstanding L/C Obligations (after giving effect to the issuance of the requested Letter of Credit) would exceed the lesser of (i) the Maximum Amount and (ii) the Borrowing Base then in effect or (c) subsection 2.1 would be violated thereby.

                 2.5 Payments in Respect of Letters of Credit. (a) Each Borrower jointly and severally agrees, forthwith upon demand by the Bank and otherwise in accordance with the terms of the L/C Application relating thereto
(i) to reimburse the Bank for any payment made by the Bank under any Letter of Credit and (ii) to pay interest on the unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) prior to the date which is one Business Day after the day on which the Bank demands reimbursement from the Borrowers for such payment, the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans and (B) on such date and thereafter, the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans plus 2.00%.

                          (b)     The Borrowers shall be bound by the Bank's
(or any negotiating bank's or other correspondent's) regulations and good faith interpretations of any Letter of Credit issued hereunder, notwithstanding that such interpretation may be different from any Borrower's own interpretation thereof. The payment obligations of the Borrowers under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                                  (i)      the existence of any claim, set-off,
defense or other right which any Borrower or any Subsidiary may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein, or any unrelated transaction;

                                  (ii)     any statement or any other document
presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                  (iii)  payment by the Bank under any Letter
of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or wilful misconduct on the part of the Bank; or

                                  (iv)     any other circumstances or happening
whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or wilful misconduct on the part of the Bank.

                 2.6 Creation of Acceptances. (a) Subject to the terms and conditions hereof, Brookwood may from time to time during the Commitment Period request the Bank to create an Acceptance for the account of any Borrower. Each Acceptance shall be created by the Bank's acceptance and discounting of Drafts drawn on it in accordance with the terms of this Agreement; provided that no such Acceptance shall be created if (i) the amount of such requested Acceptance, together with the amount of the L/C Obligations outstanding at the time of such request, would exceed $1,500,000, (ii) the aggregate outstanding principal amount of the Loans plus the outstanding L/C Obligations (after giving effect to the creation of the requested Acceptance) would exceed the lesser of (1) the Maximum Amount and (2) the Borrowing Base then in effect, or (iii) subsection 2.1 would be violated thereby.

                 (b) Whenever a Borrower desires that the Bank accept and discount a Draft, Brookwood shall make such request to the Bank by telephone, specifying (i) the face amount of such Draft, (ii) the maturity date of such Draft, which shall be a Business Day not less than 30 days or more than 180 days after the date of drawing (provided that no Acceptance shall mature later than the Termination Date), (iii) the day on which the acceptance and discounting of such Draft is to occur, and (iv) the date, type, purchase price and location of shipment and of destination of the goods, the importation, exportation or domestic shipment of which is being financed by such Draft. Each such request shall be confirmed by the delivery to the Bank, within one Business Day of such request, of a written confirmation in the form of Exhibit G hereto, with all the blanks and other information appropriately completed; provided, however, that in the event of any conflict between any request and the written confirmation thereof, such request shall govern if the Bank has acted in reliance thereon.

                 (c) To facilitate the creation of Acceptances, the Borrowers shall deliver to the Bank a supply of Drafts duly executed on behalf of the applicable Borrower but with the face amount, maturity date and other details left blank. In the event that any signatory whose signature appears on any Draft accepted and discounted by the Bank shall cease to be an authorized signatory on or prior to the date on which such Draft is accepted and discounted by the Bank, the obligations of the Borrowers hereunder and with respect to such Draft shall nevertheless be valid and enforceable for all purposes as if such signatory had been an authorized signatory on such date.

                 (d) Upon the Bank's receipt of a request, pursuant to paragraph (b) above, to accept and discount a Draft, the Bank is hereby authorized and directed to (i) fill in the face amount and maturity date of such Draft and other necessary information, (ii) if the supply of Drafts delivered to the Bank by the Company pursuant to paragraph (c) above has been exhausted, execute such Draft pursuant to the power of attorney granted to the Bank pursuant to paragraph (e) below, (iii) accept and discount such Draft, and
(iv) credit the account of the Borrowers maintained at the Bank in immediately available funds in an amount equal to the Acceptance Proceeds (as defined below) of such Draft.

                          The Borrowers understand and agree that the actual
crediting of the account of the Borrowers maintained at the Bank with the Acceptance Proceeds of any Draft shall constitute conclusive evidence that such Draft was accepted and discounted by the Bank, and the failure of the Bank to send to the applicable Borrower an advice of such credit or to note such credit in the monthly statement sent to the Borrowers in connection with such account shall not affect any obligation of the Borrowers under this Agreement.

                          "Acceptance Proceeds" shall mean, in respect of any
Draft, an amount equal to the face amount thereof less the sum of (i) the banker's acceptance discount rate for such maturity then being generally quoted by the Bank (unless a different discount rate was quoted by the Bank in connection with such request and was accepted by Brookwood, in which case such quoted rate shall control) (the "Discount Charge"), the Discount Charge being calculated on the face amount of each Draft so accepted for the actual number of days in the period from the date thereof to the date of its maturity and on the basis of a year of 360 days and (ii) a per annum acceptance commission (the "Acceptance Commission") equal to 2.0% of the face amount of each Draft.

                 (e) The Borrowers hereby make, constitute and appoint the Bank, and any successor thereto, acting singly, with full power of substitution, as the true and lawful attorney-in-fact of the Borrowers in the Borrowers' name, place and stead, if the supply of Drafts delivered to the Bank by the Borrowers pursuant to paragraph (c) above has been exhausted, to execute Drafts which any Borrower has requested, and the Bank has agreed, to accept and discount. The power of attorney set forth in this paragraph (e) shall be deemed coupled with an interest and shall be irrevocable. Each Borrower hereby
(i) ratifies and confirms all that its attorney-in-fact may do pursuant to the power of attorney granted pursuant to this paragraph (e) and (ii) agrees that the obligations of such Borrower hereunder and with respect to each Draft executed by its attorney-in-fact pursuant to such power of attorney shall be valid and enforceable as if each such Draft had been executed on behalf of such Borrower by an authorized signatory thereof.

                 (f) The applicable Borrower shall provide to the Bank, with respect to each Draft, such additional information as the Bank shall request, including, without limitation, shipping documents (or copies thereof) covering the goods, the importation, exportation or domestic shipment of which is being financed by such Draft.

                 (g) Notwithstanding the foregoing, the Bank shall not be obligated to create any Acceptance hereunder if such Acceptance would not be eligible for discount at a Federal Reserve Bank under applicable rules or regulations, would not meet the requirements of paragraph 7 of Section 13 of the Federal Reserve Act, as amended, or any liability of the Bank that would arise from the creation of such Acceptance would constitute a deposit for which the Bank would be required to maintain reserves under Regulation D of the Federal Reserve Board as from time to time in effect. The Borrowers acknowledge that the Bank's decision to accept and discount any Draft offered for acceptance and discount hereunder will be made in reliance upon the truth of the representations made by the applicable Borrower in paragraph (h) below establishing the eligibility for discount of any such Acceptance. The Borrowers will jointly and severally indemnify and hold the Bank harmless from any loss or liability incurred by the Bank, directly or indirectly, if any Acceptance is determined to be ineligible for discount or subject to reserves by reason of any misrepresentation made by such Borrower (including, without limitation, any costs or expenses arising in any manner from the illiquidity of the market for ineligible bankers' acceptances).

                 (h) With respect to each Draft which any Borrower shall request the Bank to accept and discount, (i) such Draft shall grow out of one or more transactions involving the importation, exportation or domestic shipment of goods, (ii) prior to any request that the Bank accept and discount such Draft, such Borrower shall have entered into a contract or contracts specifically providing for the transaction or transactions to which such Draft relates having an aggregate value not less than the face amount of such Draft,
(iii) completion of the transaction or transactions to which such Draft relates shall be scheduled to occur on or before the maturity date of such Draft, (iv) the maturity of such Draft shall be consistent with the period usually and reasonably necessary to finance transactions similar to the transaction or transactions to which such Draft relates, and the proceeds of such transaction or transactions shall be used to liquidate the credit created by the Bank's acceptance and discounting of such Draft, (v) no Borrower shall have outstanding any other financing of the transaction or transactions to which such Draft relates, and (vi) such Borrower will be either (A) the importer or exporter of the goods, the importation or exportation of which is being financed by such Draft or (B) the buyer or seller of the goods, the domestic shipment of which is being financed by such Draft.

                 (i) Each Borrower jointly and severally unconditionally agrees to pay to the Bank the face amount of each Draft as to which an Acceptance was created on the maturity date thereof, or on such earlier date as may be required pursuant to the provisions of this Agreement. Acceptances may not be prepaid.

                 (j) If any payment of principal of or interest (to the extent permitted by law) on any Acceptance is not made when due (whether by acceleration or otherwise), such overdue amount shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) from the date such overdue amount was due until paid in full, payable on demand, at a rate per annum equal to the sum of (i) the Alternate Base Rate, plus (ii) the Applicable Margin for Alternate Base Rate Loans plus (iii) two percent (2%).

                 2.7 Termination or Reduction of Commitment. The Borrowers shall have the right, upon not less than three Business Days' notice by Brookwood to the Bank, to terminate the Commitment or, from time to time, to reduce the amount of the Commitment. Upon such termination, the Borrowers shall prepay the aggregate outstanding principal balance of the Loans. The Borrowers may not terminate the Commitment if there are at such time any outstanding L/C Obligations. Any such reduction shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof and shall reduce permanently the Commitment then in effect. Upon such reduction, the Borrowers shall prepay the excess, if any, of the outstanding principal amount of the Loans and outstanding L/C Obligations over the amount of the Commitment as so reduced; provided, however, that in no event may the Commitment be reduced to an amount less than the outstanding L/C Obligations.

                 2.8 Repayment of Loans; Evidence of Debt. (a) The Borrowers jointly and severally unconditionally promise to pay to the Bank the then unpaid principal amount of each Loan on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrowers jointly and severally further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.13.

                 (b) The Loans made by the Bank shall be evidenced by a promissory note of the Borrowers, substantially in the form of Exhibit A (the "Revolving Credit Note"), payable to the order of the Bank and evidencing the obligation of the Borrowers to pay a principal amount equal to the lesser of
(i) the amount of the initial Commitment of the Bank and (ii) the aggregate unpaid principal amount of all Loans made by the Bank. The Bank is hereby authorized to record the date and amount of each Loan made by the Bank and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of the Revolving Credit Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The Revolving Credit Note shall (x) be dated the Closing Date, (y) be stated to mature on the Termination Date and (z) provide for the payment of interest in accordance with subsection 2.13.

                 (c) Upon and after the occurrence and declaration of an Event of Default and during the continuation thereof, the Borrowers will cause cash to be deposited and maintained in an account with the Bank, as cash collateral, in an amount equal to the L/C Obligations at such time, and the Borrowers hereby irrevocably authorize the Bank, in its discretion, on the Borrowers' behalf and in the Borrowers' names to open such an account and to make and maintain deposits therein, or in an account opened by the Borrowers in the amounts required to be made by the Borrowers, out of the proceeds of Receivables or out of any other funds of the Borrowers coming into the Bank's possession at any time. The Bank will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which the Bank and the Borrowers mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. The Borrowers may not withdraw amounts credited to any such account except upon payment and performance in full of all such obligations and termination of this Agreement or, if earlier, the date such Event of Default is no longer continuing.

                 2.9 Optional Prepayments. The Borrowers may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon notice given by Brookwood to the Bank three Business Days prior to the prepayment date, in the case of Eurodollar Loans, or prior to 10:00 A.M., New York City time, on the same Business Day, in the case of Alternate Base Rate Loans; provided, however, that Eurodollar Loans may only be prepaid on the last day of the applicable Interest Period. Each notice of prepayment shall be irrevocable and shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (a) all accrued interest on the amount being prepaid through the date of prepayment and (b) any amounts payable pursuant to subsection 2.25.

                 2.10 Mandatory Prepayments. The Borrowers shall prepay the Loans from time to time by the amount equal to the excess, if any, of the outstanding principal amount of the Loans and the aggregate L/C Obligations at such time over the Borrowing Base set forth in the most recently delivered Borrowing Base Compliance Certificate. Such amount shall be due and payable on the date that such excess arises, and such mandatory prepayment shall include all accrued interest on the amount being prepaid through the date of prepayment and any amounts payable pursuant to subsection 2.25.

                 2.11 Conversion and Continuation Options. (a) The Borrowers may elect from time to time to convert Eurodollar Loans by giving the Bank at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans by giving the Bank at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Bank has determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

                 (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by Brookwood giving notice to the Bank, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Bank has determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date and, provided, further, that if Brookwood shall fail to give such notice or if such continuation is not permitted, such Loan shall be automatically converted to an Alternate Base Rate Loan on the last day of such then expiring Interest Period.

                 2.12 Minimum Amounts And Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of each Eurodollar Loan Tranche shall be equal to $250,000 or a whole multiple of $50,000 in excess thereof. In no event shall there be more than six Eurodollar Loan Tranches.

                 2.13 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin for Eurodollar Loans.

                 (b) Each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans.

                 (c) Upon and after the occurrence of an Event of Default, and during the continuation thereof, the outstanding Obligations shall bear interest at a rate per annum equal to the sum of (i) the Alternate Base Rate, plus (ii) the Applicable Margin for Alternate Base Rate Loans plus (iii) two percent (2.00%).

                 (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

                 2.14 Commitment Fee. The Borrowers jointly and severally agree to pay to the Bank a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the rate of 3/8ths of 1% per annum on the average daily amount of the Available Commitment during the period for which payment is made, payable (a) quarterly in arrears on the last day of each March, June, September and December, (b) on the date of each reduction of the Commitment and (c) on the Termination Date or such earlier date as the Commitment shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

                 2.15 Letter of Credit Fees. (a) The Borrowers jointly and severally agree to pay to the Bank a Letter of Credit fee, (i) with respect to each Standby L/C, on the average outstanding amount available to be drawn under each Standby L/C at a rate per annum equal to two percent (2.00%), payable in arrears, on the last day of each fiscal quarter of the Borrowers and on the Termination Date and (ii) with respect to each Commercial L/C, the standard fees, commissions and charges of the Bank, which fees, commissions and charges shall be payable on the date such Commercial L/C is issued.

                          (b)     In addition to the foregoing fees, charges
and commissions, the Borrowers shall pay or reimburse the Bank for such normal and customary costs and expenses as are incurred or charged by the Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

                 2.16 Computation of Interest and Fees. (a) Commitment fees, Letter of Credit fees, interest on the Loans and the Acceptance Commission with respect to Acceptances shall be calculated on the basis of a 360-day year for the actual days elapsed. The Bank shall as soon as practicable notify Brookwood of each determination of a LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Bank shall as soon as practicable notify Brookwood of the effective date and the amount of each such change in interest rate.

                 (b) Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error. The Bank shall, at the request of the Borrowers, deliver to Brookwood a statement showing the quotations used by the Bank in determining any interest rate pursuant to paragraph (a) above.

                 2.17 Letter of Credit Reserves. (a) If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against Letters of Credit issued by the Bank or (ii) impose on the Bank any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Bank of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Bank's reasonable allocation of the aggregate of such cost increase resulting from such events), then, upon demand by the Bank, the Borrowers shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans. A certificate setting forth any amount which the Bank is entitled to receive pursuant to this subsection 2.17(a) shall be conclusive, absent manifest error, as to the amount thereof. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Letters of Credit and all other amounts payable hereunder.

                          (b)     If any Change in Law after the date of this
Agreement shall, in the opinion of the Bank, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Bank or any corporation controlling the Bank, and such Change in Law shall have the effect of reducing the rate of return on the Bank's or such corporation's capital, as the case may be, as a consequence of the Bank's obligations under such Letter of Credit to a level below that which the Bank or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Bank's or such corporation's, as the case may be, policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time following notice by the Bank to Brookwood of such Change in Law, within 15 days after demand by the Bank, the Borrowers shall pay to the Bank such additional amount or amounts as will compensate the Bank or such corporation, as the case may be, for such reduction. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection 2.17(b), it shall promptly notify Brookwood of the event by reason of which it has become so entitled. A certificate setting forth any amounts which the Bank is entitled to receive pursuant to this subsection 2.17(b) shall be conclusive, absent manifest error, as to the amount thereof. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Letters of Credit and all other amounts payable hereunder.

                 2.18 Further Assurances. The Borrowers hereby agree, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Bank to effect more fully the purposes of this Agreement and the issuance of Letters of Credit hereunder.

                 2.19 Borrowing Base Compliance. The Bank or another financial institution satisfactory to the Bank (including any Affiliate of the Bank) shall, as it reasonably deems to be necessary from time to time during the Commitment Period, review and confirm the information set forth in each Borrowing Base Compliance Certificate delivered by Brookwood in order to determine whether, at such time, the Borrowers are in compliance with the requirements in respect of the Borrowing Base under this Agreement, and the Borrowers shall reimburse the Bank for its reasonable out- of-pocket expenses in respect thereof. If the Borrowers are not in compliance with such requirements, the Bank shall promptly notify Brookwood of such noncompliance and the Borrowers shall immediately (and in any event within one Business Day of receipt of such notice) make all mandatory prepayments required pursuant to subsection 2.10.

                 2.20 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                 (a) the Bank shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or

                 (b) the Bank shall have determined that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost (as conclusively certified by the Bank) of making or maintaining the affected Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally, or

                 (c) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to the Bank in its Eurodollar Lending Office's interbank eurodollar market, the Bank shall give telecopy or telephonic notice thereof to Brookwood as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Alternate Base Rate Loans. Until such notice has been withdrawn by the Bank, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to Eurodollar Loans.

                 2.21 Payments. All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Bank, at the Bank's office specified in subsection 8.2, in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
All of the Obligations are joint and several obligations of each Borrower.

                 2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of the Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) the Bank's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to the Bank such amounts, if any, as may be required pursuant to subsection 2.25.

                 2.23 Requirements of Law. (a) If any Change in Law after the date of this Agreement or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                 (i) shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Revolving Credit Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to the Bank in respect thereof (except for Non-Excluded Taxes covered by subsection 2.24 and changes in the rate of tax on the overall net income of the Bank);

                 (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of the LIBOR Rate hereunder; or

                 (iii)  shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduced amount receivable.

                 (b) If the Bank shall have determined that any Change in Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such Change in Law, (taking into consideration the Bank's or the corporation's, as the case may be, policies, with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time following notice by the Bank to Brookwood of such Change in Law, within 15 days after demand by the Bank, the Borrowers shall pay to the Bank such additional amount or amounts as will compensate the Bank or such corporation, as the case may be, for such reduction.

                 (c) If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Brookwood of the event by reason of which it has become so entitled. A certificate setting forth any additional amounts payable pursuant to this subsection shall be conclusive, absent manifest error, as to the amount thereof. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 2.24 Taxes. All payments made by the Borrowers under this Agreement and the Revolving Credit Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein

(other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Revolving Credit Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Bank hereunder or under the Revolving Credit Note, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrowers, as promptly as possible thereafter Brookwood shall send to the Bank a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to the Bank the required receipts or other required documentary evidence, the Borrowers shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 2.25 Indemnity. The Borrowers agree to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after Brookwood has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment after Brookwood has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 2.26 Reliance by Bank. The Borrowers agree that the Bank may rely on any telephonic or telecopy notice given by any Person, relating to any Loan, Letter of Credit, Acceptance or any other matter to which the Borrowers may give notice to the Bank under the provisions of this Section, that the Bank in good faith believes is an authorized representative of any of the Borrowers without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Bank has acted in reliance thereon.

                   SECTION 3.  REPRESENTATIONS AND WARRANTIES

                 To induce the Bank to enter into this Agreement and to make Loans, issue Letters of Credit and create Acceptances, each of the Borrowers hereby represents and warrants to the Bank that:

                 3.1 Financial Condition. The consolidated balance sheet of Brookwood and its consolidated Subsidiaries as at July 31, 1995 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Deloitte & Touche, copies of which have heretofore been furnished to the Bank, are complete and correct and present fairly the consolidated financial condition of Brookwood and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Brookwood and its consolidated Subsidiaries as at September 30, 1996 and the related unaudited consolidated statements of income and of cash flows for the nine-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to the Bank, are complete and correct and present fairly the consolidated financial condition of Brookwood and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officers, as the case may be, and as disclosed therein). Neither Brookwood nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from September 30, 1996 to and including the date hereof there has been no sale, transfer or other disposition by either Brookwood or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of Brookwood and its consolidated Subsidiaries at September 30, 1996.

                 3.2 No Change. (a) Since July 31, 1995 there has been no development or event which has had or could have a Material Adverse Effect, and (b) except as permitted by subsection 6.7(a), during the period from July 31, 1995 to and including the date hereof no dividends or other distributions have been declared, paid or made upon the Capital Stock of any of the Borrowers nor has any of the Capital Stock of any of the Borrowers been redeemed, retired, purchased or otherwise acquired for value by any of the Borrowers or any of their Subsidiaries.

                 3.3 Corporate Existence; Compliance with Law. Each of the Borrowers and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, individually or in the aggregate, have a Material Adverse Effect.

                 3.4 Corporate Power; Authorization; Enforceable Obligations. Each of the Borrowers has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow and obtain the other credit accommodations hereunder and has taken all necessary corporate action to authorize such borrowings and other credit accommodations on the terms and conditions of this Agreement and the Revolving Credit Note and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the borrowings, issuance of Letters of Credit or creation of Acceptances hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which any of the Borrowers is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each of the Borrowers. This Agreement constitutes, and each other Loan Document to which it is a party, will constitute, when executed and delivered, the legal, valid and binding obligations of each of the Borrowers enforceable against each of the Borrowers in accordance with its terms.

                 3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which any of the Borrowers is a party, the borrowings, issuance of Letters of Credit and creation of Acceptances hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any of the Borrowers or of any of their Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of the Borrowers' or any of their Subsidiaries' respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

                 3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened by or against any of the Borrowers or any of their Subsidiaries or against any of the Borrowers' or any of their Subsidiaries' respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could have a Material Adverse Effect.

                 3.7 No Default. None of the Borrowers nor any of their Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                 3.8 Ownership of Property; Liens. Each of the Borrowers and its respective Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 6.3.

                 3.9 Intellectual Property. The Borrowers and each of their Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of their respective businesses as currently conducted, except for those the failure to own or license which could not have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Borrowers know of any valid basis for any such claim. The use of such Intellectual Property by the Borrowers and their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, do not have a Material Adverse Effect.

                 3.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrowers or any of their Subsidiaries could reasonably be expected to have a Material Adverse Effect. None of Kenyon or Laminating, or any of their respective Subsidiaries, is subject to any Requirement of Law or Contractual Obligation (including any provision of its certificate or articles of incorporation or by-laws) which restricts its ability to pay cash dividends to its respective shareholders.

                 3.11 Taxes. Each of the Borrowers and their Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrowers, are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers or their Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge.

                 3.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by the Bank, the Borrowers will furnish to the Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

                 3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits (whether or not vested) under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. None of the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and none of the Borrowers nor any Commonly Controlled Entity would become subject to any liability under ERISA if any of the Borrowers or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrowers and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $0.

                 3.14 Investment Company Act; Other Regulations. None of the Borrowers is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. None of the Borrowers is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

                 3.15 Subsidiaries. Kenyon and Laminating are the only Subsidiaries of Brookwood at the date hereof.


                 3.16 Purpose of Loans. The proceeds of the initial Loans hereunder will be used (a) to repay the balance owed under the $13,500,000 revolving credit facility provided by The Chase Manhattan Bank to Brookwood (the "Existing Facility") and (b) to pay transaction costs and expenses incurred in connection with the closing of this Agreement. The proceeds of all subsequent Loans will be used for the Borrowers' working capital and general corporate purposes.

                 3.17     Environmental Matters.  Except as set forth on
Schedule 3.17 attached hereto, (a) the facilities and properties owned, leased or operated by the Borrowers or any of their Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law, except (x) in either case insofar as such violation or liability, or any aggregation thereof, could not have a Material Adverse Effect and (y) in the case of (ii) as necessary for the operation of Business, provided that such Materials are managed in accordance with all applicable Environmental Laws.

                 (b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for such non-compliance as does not have a Material Adverse Effect, and there is no Material of Environmental Concern on, at, under or about the Properties in violation of any Environmental Laws.

                 (c) To the best of the Borrowers' knowledge, neither the Borrowers nor any of their Subsidiaries, nor any other person or entity for whose conduct they are or may be held responsible, have any accrued or contingent liability under any Environmental Laws except insofar as such liability could not have a Material Adverse Effect. The Borrowers and their Subsidiaries have at all times applied for, obtained and presently have in effect all permits, licenses, registrations, approvals, consents and authorizations required by Environmental Laws in connection with the ownership and operation of the Properties.

                 (d) None of the Borrowers nor any of their Subsidiaries have received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with respect to any of the Properties or the business operated by any Borrower or any of their Subsidiaries (the "Business"), nor do the Borrowers have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that could have a Material Adverse Effect.

                 (e) To the best of the Borrowers' knowledge, materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law. Neither the Borrowers nor any of their Subsidiaries have arranged for disposal of Materials of Environmental Concern from the Properties in violation of, or in a manner which could give rise to liability, under any Environmental Laws. No Materials of Environmental Concern have been generated, manufactured, refined, handled, recycled, released, created a threat of release, treated, stored or disposed of in, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not have a Material Adverse Effect.

                 (f) No judicial proceeding, governmental or administrative action, citizen action or enforcement action or any other formal or informal complaint or claim is pending or, to the knowledge of any of the Borrowers, threatened, under any Environmental Law or relating to any Material of Environmental Concern to which any of the Borrowers or any of their Subsidiaries are or will be named as a party or respondent with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives or requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, could not have a Material Adverse Effect.

                 (g) Neither the Borrowers nor any of their Subsidiaries have (i) received any request for information, notice, demand letter or administrative inquiry, relating to any Environmental Laws, or (ii) received any communication indicating potential responsibility for response costs or remediation with respect to a release or threatened release of any Material of Environmental Concern, or (iii) been or are subject to any reporting, cleanup, remediation or corrective action requirements under any Environmental Laws; and the Borrowers and their Subsidiaries have no knowledge of any facts which could form the basis of any of the above, except insofar as such conditions could not have a Material Adverse Effect.

                 (h) To the best of the Borrowers' knowledge, there has been no release or threat of release of Materials of Environmental Concern in, on, under, about or from the Properties, or arising from or related to the operations of any of the Borrowers or their Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in a manner that could give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not have a Material Adverse Effect.

                 (i) No lien has been (or with the passage of time and/or the giving of notice could be) imposed on the Properties by any Governmental Authority under any Environmental Laws in connection with any Material of Environmental Concern.


                        SECTION 4.  CONDITIONS PRECEDENT

                 4.1 Conditions to Initial Loans, Letters of Credit and Acceptances. The agreement of the Bank to make the initial Loan, issue the initial Letter of Credit or create the initial Acceptance requested to be made, issued or created by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, issuance of such Letter of Credit or creation of such Acceptance on the Closing Date, of the following conditions precedent:

                 (a) Loan Documents. The Bank shall have received this Agreement and each other Loan Document, executed and delivered by a duly authorized officer of each Loan Party that is a party thereto.

                 (b) Material Agreements. The Bank shall have received true and correct copies, certified as to authenticity by the Borrowers, of all factoring agreements to which any of the Borrowers is a party and such other documents or instruments as may be reasonably requested by the Bank, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any of the Borrowers or any of their Subsidiaries may be a party, and the Bank shall have satisfactorily completed its review of such documents.

                 (c) Borrowing Base Compliance Certificate. The Bank shall have received an initial Borrowing Base Compliance Certificate as of a recent date approved by the Bank.

                 (d) Corporate Proceedings of the Borrowers. The Bank shall have received a copy of the resolutions, in form and substance satisfactory to the Bank, of the Board of Directors of each Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings and other credit accommodations contemplated hereunder and (iii) the granting by it of the Liens created pursuant to any of the Security Documents, certified by the Secretary or an Assistant Secretary of such Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Bank and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                 (e) Borrower Incumbency Certificates. The Bank shall have received a certificate of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of such Borrower executing any Loan Document on behalf of such Borrower, satisfactory in form and substance to the Bank, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Borrower.

                 (f) Corporate Proceedings of the Parent. The Bank shall have received a copy of the resolutions, in form and substance satisfactory to the Bank, of the Board of Directors of the Parent authorizing (i) the execution, delivery and performance of the Loan Documents to which the Parent is a party and (ii) the granting by it of the Liens created pursuant to the Parent Pledge Agreement, certified by the Secretary or an Assistant Secretary of the Parent as of the Closing Date, which certificate shall be in form and substance satisfactory to the Bank and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                 (g) Parent Incumbency Certificate. The Bank shall have received a certificate of the Parent, dated the Closing Date, as to the incumbency and signature of the officers of the Parent executing any Loan Document on behalf of the Parent, satisfactory in form and substance to the Bank, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Parent.

                 (h) Corporate Documents. The Bank shall have received true and complete copies of the certificate or articles of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

                 (i) Consents, Licenses and Approvals. The Bank shall have received a certificate of a Responsible Officer of each Borrower (i) attaching copies of all consents, authorizations and filings referred to in subsection 3.4, and (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Bank.

                 (j) Repayment of Existing Indebtedness. The Borrowers shall deliver evidence that the principal of and interest on, and all other amounts owing in respect of the Indebtedness (including, without limitation, any contingent or other amounts payable in respect of letters of credits or banker's acceptances, or arising from the Existing Facility) indicated on Schedule 4.1(j) hereto that is to be repaid on the Closing Date shall have been (or shall be simultaneously) paid in full or, with respect to outstanding letters of credit and banker's acceptances, indemnified against in a manner satisfactory to the Bank (including by the Bank issuing an indemnity in favor of the bank obligated on such letter of credit or banker's acceptance and reserving against such indemnity obligation under the Borrowing
Base), that any commitments to extend credit under the agreements relating to such Indebtedness shall have been canceled or terminated and that all Guarantee Obligations in respect of, and all Liens securing, any such Indebtedness shall have been released. In addition, the Bank shall have received from any Person holding any Lien securing any such Indebtedness such Uniform Commercial Code termination statements, mortgage releases or other instruments, in each case in proper form for recording, as the Bank shall have requested to release and terminate of record the Liens securing such Indebtedness.

                 (k) Fees. The Bank shall have received from the Borrowers on the Closing Date a closing fee of $52,500.

                 (l) Legal Opinions. The Bank shall have received the executed legal opinions of Roger Barzun, Esq., counsel to the Borrowers, and Jenkens & Gilchrist, counsel to the Parent, substantially in the form of
Exhibit I-1 and I-2, respectively. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Bank or its counsel may reasonably require.

                 (m) Pledged Stock; Stock Powers. The Bank shall have received the certificates representing the shares pledged pursuant to the Parent Pledge Agreement and the Brookwood Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

                 (n) Actions to Perfect Liens. The Bank shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Bank, desirable to perfect the Liens created by the Security Documents shall have been completed.

                 (o) Lien Searches. The Bank shall have received the results of a recent search by a Person satisfactory to the Bank of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of any of the Borrowers, and the results of such search shall be satisfactory to the Bank.

                 (p) Audit. The Bank shall have received copies of an audit, in form and substance satisfactory to it, of the Receivables and Inventory of the Borrowers, prepared by an auditing firm satisfactory to the Bank.

                 (q) Appraisals. The Bank shall have received an appraisal, in form and substance satisfactory to it, of all Equipment of the Borrowers, prepared by an appraisal firm satisfactory to the Bank.

                 (r) No Material Adverse Change. (i) Since July 31, 1995, there shall not have occurred (x) any material adverse change in the business, operations, property, condition (financial or otherwise), results of operations or prospects of Brookwood and its Subsidiaries taken as a whole, (y) any material damage or destruction to any of the Collateral or any material depreciation in the value thereof and (z) any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect and
(ii) no representations made or information supplied to the Bank shall have been proven to be inaccurate or misleading in any material respect.

                 (s) Insurance. The Bank shall have received evidence in form and substance satisfactory to it that all of the requirements of subsection 5.5 and Section 4.3 of the Security Agreement shall have been satisfied.

                 (t) Financial Reports. The Bank shall have received all such financial statements, projections and other information from the Borrowers as the Bank shall reasonably request, and which shall be in all respects satisfactory to the Bank.

                 (u) Environmental Liabilities. The Bank shall have received all environmental audits, reports, opinions, certificates and other similar documents from the Borrowers as the Bank shall reasonably request, all in form and substance satisfactory to the Bank, and the Bank shall be satisfied, in its sole and absolute discretion, with the amount and nature of all potential, contingent and fixed environmental liabilities of the Borrowers and their Subsidiaries.

                 (v) Tax Sharing Agreements. The Bank shall have received copies of all tax sharing agreements to which any Borrower is a party and shall be satisfied in its sole and absolute discretion with all of the terms and conditions contained therein.

                 (w) Other Documents; Due Diligence. The Bank shall have received such other documents, reports, approvals or consents as it may have reasonably requested and shall have otherwise completed its due diligence in a manner satisfactory to it.

                 4.2 Conditions to Each Loan. The agreement of the Bank to make any Loan, issue any Letter of Credit or create any Acceptance requested to be made, issued or created by it on any date (including, without limitation, its initial Loan, Letter of Credit or Acceptance) is subject to the satisfaction of the following conditions precedent:

                 (a) Representations and Warranties. Each of the representations and warranties made by the Borrowers in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                 (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan, Letter of Credit or Acceptance requested to be made, issued or created on such date.

                 (c) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Bank and its counsel, and the Bank shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing and each request for a Letter of Credit or Acceptance by any of the Borrowers hereunder shall constitute a representation and warranty by such Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.


                       SECTION 5.  AFFIRMATIVE COVENANTS

                 The Borrowers hereby agree that, so long as the Commitment remains in effect or any amount is owing to the Bank hereunder or under any other Loan Document, the Borrowers shall, and shall cause (except in the case of delivery of financial information, reports and notices) each of their Subsidiaries to:

                 5.1      Financial Statements.  Furnish to the Bank:

                 (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrowers, a copy of the consolidated and consolidating balance sheets of Brookwood and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing acceptable to the Bank; and

                 (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrowers, the unaudited consolidated and consolidating balance sheets of the Brookwood and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows of each of Brookwood and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the chief financial officer of Brookwood as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                 5.2      Certificates; Other Information.  Furnish to the
Bank:

                 (a) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and (b), a certificate of the chief financial officer of Brookwood, on behalf of each Borrower and its Subsidiaries (i) stating that, to the best of such officer's knowledge, each Borrower and its Subsidiaries have observed or performed all of their covenants and other agreements, and satisfied every applicable condition, contained in this Agreement, the Revolving Credit Note and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default, except as specified in such certificate, (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of the financial covenants contained in subsection 6.1,
         (iii) if not specified in the financial statements delivered pursuant to subsection 5.1, specifying on a consolidated basis the aggregate amount of interest paid or accrued by each Borrower and its Subsidiaries, and the aggregate amount of depreciation and amortization charged on the books of each Borrower and its Subsidiaries, during such fiscal period and (iv) listing all Indebtedness (other than Indebtedness hereunder) in each case incurred since the date of the previous consolidated balance sheet of Brookwood delivered pursuant to subsection 5.1(a) or (b);

                 (b) not later than thirty days prior to the end of each fiscal year of the Borrowers, a copy of the projections by each Borrower of the operating budget and cash flow budget of such Borrower and its Subsidiaries, such projections to be provided separately for each such entity for the succeeding fiscal year on a month-by-month basis, and to be accompanied by a certificate of the chief financial officer of Brookwood, on behalf of each Borrower and its Subsidiaries, to the effect that such projections have been prepared on the basis of sound financial planning practice and that such officer has no reason to believe they are incorrect or misleading in any material respect;

                 (c) as soon as practicable and in any event within 30 days after the end of each month, a Borrowing Base Compliance Certificate showing the Borrowing Base as of the close of business on the last day of the immediately preceding accounting month, each such Borrowing Base Compliance Certificate to be certified as complete and correct on behalf of the Borrowers by the chief financial officer of Brookwood, on behalf of each Borrower and its Subsidiaries, and such other supporting documentation and additional reports with respect to the Borrowing Base as the Bank shall reasonably request;

                 (d) within five days after the same are sent, copies of all financial statements and reports which Brookwood sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrowers or the Parent may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                 (e) as soon as available, but in no event later than 30 days after the end of each fiscal quarter of the Borrowers, accounts receivable aging reports for each Borrower, certified by the chief financial officer of Brookwood on behalf of such Borrower and its Subsidiaries as being fairly stated in all material respects;

                 (f) at the request of the Bank, which request shall be made not more often than once per calendar year, a copy of an audit, in form and substance satisfactory to the Bank, of the Receivables and Inventory of the Borrowers, prepared by an auditing firm satisfactory to the Bank;

                 (g) at the request of the Bank, which request shall be made not more often than once per calendar year, a copy of an appraisal, in form and substance satisfactory to the Bank, of all Equipment of the Borrowers, prepared by an appraisal firm satisfactory to the Bank; and

                 (h) promptly, such additional financial and other information, including annual management letters from the Borrowers' independent accountants, as the Bank may from time to time reasonably request.

                 5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Borrower or Subsidiary.

                 5.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted pursuant to subsection 6.5; and comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, individually or in the aggregate, have a Material Adverse Effect.

                 5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property, including all of the Collateral, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Bank, upon written request, full information as to the insurance carried.

                 5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrowers and their Subsidiaries with officers and employees of the Borrowers and their Subsidiaries and with Brookwood's independent certified public accountants.

                 5.7      Notices.  Promptly give notice to the Bank of:

                 (a)      the occurrence of any Default or Event of Default;

                 (b) any (i) default or event of default under any Contractual Obligation of any of the Borrowers or any of their Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between any of the Borrowers or any of their Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;

                 (c) any litigation or proceeding affecting any of the Borrowers or any of their Subsidiaries in which the amount involved is $100,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                 (d) the following events, as soon as possible and in a any event within 30 days after any of the Borrowers knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any of the Borrowers or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

                 (e) any material adverse change in the business, operations, property, condition (financial or otherwise), results of operations or prospects of the Borrowers and their Subsidiaries taken as a whole which could have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action such Borrower proposes to take with respect thereto.

                 5.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants and contractors and subcontractors retained by the Borrowers, with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants and contractors and subcontractors retained by the Borrowers, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not have a Material Adverse Effect.

                 (b) Conduct and complete all investigations, studies, sampling testing, and reporting, and all remedial, removal and other actions required of the Borrowers or any of their Subsidiaries under Environmental Laws and promptly comply with all lawful orders and directives of and agreements with all Governmental Authorities issued to the Borrowers or to which the Borrowers are a party regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not have a Material Adverse Effect.


                 5.9 Subsidiary Guarantee. Cause any Subsidiary of any Borrower hereafter acquired or formed to, jointly and severally with all other such Subsidiaries, guarantee the payment of all principal, interest, fees and other Obligations of the Borrowers under the Loan Documents pursuant to a Subsidiary Guarantee to be executed and delivered by such Subsidiary.

                         SECTION 6.  NEGATIVE COVENANTS

                 The Borrowers hereby agree that, so long as the Commitment remains in effect or any amount is owing to the Bank hereunder or under any other Loan Document, none of the Borrowers shall, and shall not permit any of their respective Subsidiaries to, directly or indirectly:

                 6.1      Financial Condition Covenants.

                 (a) Maintenance of Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time during any period set forth below to be less than the amount set forth below opposite such period:

                          Period                        Amount
                          ------                        ------
                 Closing - 12/31/97                   $19,000,000
                 1/1/98 and thereafter                $20,000,000

                 (b) Consolidated Total Liabilities to Consolidated Tangible Net Worth. Permit the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth at any time to be greater than 1.25:1.00.

                 (c) Consolidated EBITDA to Consolidated Fixed Charges. Permit the ratio of Consolidated EBITDA to Consolidated Fixed Charges for (i) the period of four consecutive fiscal quarters ending at December 31, 1996 to be less than 0.80:1.00 or (ii) any period of four consecutive fiscal quarters ending thereafter to be less than 1.00:1.00.

                 6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                 (a)      Indebtedness under this Agreement;

                 (b) Indebtedness of any Borrower to any Subsidiary and of any wholly owned Subsidiary to any Borrower or any other Subsidiary;

                 (c) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding as to all of the Borrowers and their Subsidiaries $1,000,000 at any time outstanding;

                 (d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2.

                 6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of such Borrower's or its Subsidiary's property, assets or revenues, whether now owned or hereafter acquired, except for:

                 (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Borrower or Subsidiary, in conformity with GAAP;

                 (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue or which are being contested in good faith by appropriate proceedings;

                 (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self- insurance arrangements;

                 (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                 (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any of the Borrowers or their Subsidiaries;

                 (f)      Liens in existence on the date hereof listed on
         Schedule 6.3 securing Indebtedness permitted by subsection 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                 (g) Liens securing Indebtedness of the Borrowers and their Subsidiaries permitted by subsection 6.2(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased; and

                 (h)      Liens created pursuant to the Security Documents.

                 6.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

                 (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 6.4;

                 (b) guarantees made in the ordinary course of business by the Borrowers of obligations of any of their wholly owned Subsidiaries, which obligations are otherwise permitted under this Agreement; and

                 (c) any Subsidiary Guarantees required under the terms of this Agreement.

                 6.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

                 (a) any Subsidiary may be merged or consolidated with or into any Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of a Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

                 (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to one or more Borrowers or any other wholly owned Subsidiary; and

                 (c) any acquisition (i) in the ordinary course of business or (ii) to which the Bank, in its sole and absolute discretion, consents.

                 6.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than one or more Borrowers or any wholly owned Subsidiary, except:

                 (a) the sale or other disposition of obsolete or worn-out property in the ordinary course of business;

                 (b) the sale or other disposition of any property in the ordinary course of business;

                 (c) the sale of Inventory in the ordinary course of business;

                 (d) the sale or discount without recourse of Receivables arising in the ordinary course of business in connection with the compromise or collection thereof; and

                 (e)      as permitted by subsection 6.5(b).

                 6.7 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of any Borrower or any Subsidiary) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of any Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Restricted Payments"); provided that nothing herein shall prohibit Kenyon, Laminating or any other wholly owned Subsidiary from making any Restricted Payments; and provided, further, that (a) Brookwood may declare and make Restricted Payments in respect of the fiscal year ending on December 31, 1996 in an aggregate amount not to exceed $1,000,000 and (b) in respect of any fiscal year ending after 1996, Brookwood may declare and make Restricted Payments subject to the satisfaction of each of the following conditions on the date of such Restricted Payment and after giving effect thereto:

                 (i)      no Default shall have occurred and be continuing;

                 (ii) the aggregate amount of Restricted Payments made during or in respect of any fiscal year of Brookwood may not exceed an amount equal to 80% of the amount, if positive, of (x) the sum of (1) consolidated net income (before extraordinary gains) of Brookwood and its Subsidiaries for the immediately preceding fiscal year (the "Subject Year") plus (2) consolidated depreciation and amortization expense of Brookwood and its Subsidiaries for the Subject Year, minus (y) the sum of (1) Consolidated Capital Expenditures for the Subject Year, plus (2) all scheduled payments during the Subject Year in respect of Consolidated Indebtedness for Borrowed Money;

                 (iii) the availability of the Commitment under the Borrowing Base was not less than $500,000 at any time during the immediately preceding 12-month period; and

                 (iv) the Bank shall have received the Borrowers' audited financial statements for the relevant fiscal year at least ten Business Days prior to the declaration or payment of any such Restricted Payment.

                 6.8      Limitation on Consolidated Capital Expenditures.
Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for expenditures in the ordinary course of business which shall result in Consolidated Capital Expenditures not exceeding, for any fiscal year of Brookwood, the amount set forth below opposite such fiscal year:



                                                Maximum Consolidated
                 Fiscal Year                    Capital Expenditures
                 -----------                    --------------------
         Ended December 31, 1996                     $1,300,000.00
         Ended December 31, 1997                     $1,500,000.00
         Ended December 31, 1998                     $1,750,000.00
         Ended December 31, 1999                     $1,750,000.00

provided, that the amount of Consolidated Capital Expenditures for any fiscal year shall not be less than 75% of the amount set forth above for such fiscal year.

                 6.9 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

                 (a) extensions of trade credit in the ordinary course of business;

                 (b)      investments in Cash Equivalents;

                 (c) loans and advances to employees of the Borrowers or their Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business; and

                 (d) investments by the Borrowers in their wholly-owned Subsidiaries and investments by such Subsidiaries in the Borrowers and in other wholly-owned Subsidiaries.

                 6.10 Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment on or redemption or purchase of any Indebtedness or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

                 6.11 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of a Borrower's or Subsidiary's business and (c) upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

                 6.12 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by such Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Subsidiary.

                 6.13 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrowers to end on a day other than December 31.

                 6.14 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement, and (b) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by subsections 6.2(c) and 6.3(g) (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of any Borrower or Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

                 6.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement or which are directly related thereto.

                 6.16 Limitation on Management Fees. Permit the aggregate amount of management fees paid to any Affiliate to be in excess of $10,000 per month or $120,000 per annum in the aggregate for all of the Borrowers and their Subsidiaries.

                 6.17 Limitation on Receivables From Affiliates. Permit Receivables due to any Borrower or Subsidiary from any Affiliate (excluding intercompany items among the Borrowers and their wholly-owned Subsidiaries) to exceed $100,000 in the aggregate for all of the Borrowers and their Subsidiaries at any one time.

                 6.18 Limitation on Tax Sharing Agreements. Enter into any tax sharing agreements or similar arrangements with the Parent or any Affiliate or any amendment thereto without the prior written consent of the Bank.

                 6.19 Amendments to Certificate of Incorporation. Brookwood shall not amend its Certificate of Incorporation, including, without limitation, any amendment to the terms of its Series A Cumulative Preferred Stock, without the prior written consent of the Bank.


                         SECTION 7.  EVENTS OF DEFAULT

                 If any of the following events shall occur and be continuing:

                 (a) The Borrowers shall fail to pay any principal of any Loan, or any L/C Obligation, when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, including, without limitation, any fees, commissions or expenses, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

                 (b) Any representation or warranty made or deemed made by any Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                 (c) Any Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 6 or in any Security Document; or

                 (d) Any Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

                 (e) Any Borrower or any Subsidiary shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee

         Obligations in respect of which such default or defaults shall have occurred is at least $100,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition shall exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

                 (f) (i) Any Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Borrower or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
         (iii) above; or (v) any Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                 (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of

         ERISA, (v) a Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Bank, be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or

                 (h) One or more judgments or decrees shall be entered against the Borrowers or their Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $100,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

                 (i) Any Security Document shall cease, for any reason, to be in full force and effect, or any Borrower or any other Loan Party which is a party to any Security Document shall so assert, or the Lien created by any Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

                 (j) Any Subsidiary Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert; or

                 (k)      (i)  Any Person or "group" (within the meaning of
         Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 20% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of any Borrower or (B) shall obtain the power (whether or not exercised) to elect a majority of any Borrower's directors or (ii) the Board of Directors of any Borrower shall not consist of a majority of Continuing Directors; "Continuing Directors" shall mean the directors of the Borrowers on the Closing Date and each other director, if such other director's nomination for election to the Board of Directors of a Borrower is recommended by a majority of the then Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section, automatically the Commitment shall immediately terminate and the Loans and outstanding L/C Obligations and Acceptances hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Bank may, by notice to Brookwood declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and (ii) the Bank may, by notice to Brookwood, (A) declare the Loans (with accrued interest thereon) and outstanding Acceptances hereunder and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Borrowers in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrowers discharge any or all of the obligations supported by the L/C Obligations by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 7 on account of undrawn Letters of Credit shall be made by the Borrowers directly to the cash collateral account established by the Bank pursuant to subsection 2.8(c) for such purpose for application to the Borrowers' reimbursement obligations under subsection 2.5, with the balance, if any, to be applied to the Borrowers' other obligations under this Agreement as the Bank shall determine. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                           SECTION 8.  MISCELLANEOUS

                 8.1 Amendments and Waivers. This Agreement is intended by the Borrowers and the Bank to be the final, complete, and exclusive expression of the agreement among them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties. No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by the Borrowers and a duly authorized officer of the Bank. No act, failure or delay by the Bank shall constitute a waiver of any of its rights and remedies. No single or partial waiver by the Bank of any provision of this Agreement or any other Loan Document, or of any breach or default hereunder or thereunder, or of any right or remedy which the Bank may have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision for any breach, default, right or remedy on a future occasion. No waiver by the Bank shall affect its rights to require strict performance of this Agreement.

                 8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Bank, or to such other address as may be hereafter notified by the respective parties hereto:

                 The Borrowers:   Brookwood Companies Incorporated
                                  Address:  232 Madison Avenue
                                            New York, New York  10016
                                  Attention: President
                                  Telecopy No.: (212) 686-5626

                 with a copy to:  Roger Barzun, Esq.
                                  60 Hubbard Street
                                  Concord, Massachusetts  01742

                 The Bank:        The Bank of New York
                                  530 Fifth Avenue, Third Floor
                                  New York, New York 10036
                                  Attention: Ronald R. Pagoto
                                             Vice President
                                  Telecopy No.: (212) 852-4252

                 with a copy to:  Jones, Day, Reavis & Pogue
                                  599 Lexington Avenue
                                  New York, New York  10022
                                  Attention: Michael R. Bassett, Esq.
                                  Telecopy No.:  (212) 755-7306

provided that any notice, request or demand to or upon the Bank pursuant to subsection 2.2, 2.3, 2.4, 2.6, 2.7, 2.9, 2.11, or 2.24 shall not be effective until received.

                 8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                 8.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

                 8.5 Payment of Expenses and Taxes. The Borrowers jointly and severally agree (a) to pay or reimburse the Bank for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Bank, (b) to pay or reimburse the Bank for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in- house counsel) to the Bank, (c) to pay, indemnify, and hold the Bank harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold the Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the (i) the release, threatened release, presence or migration of any Materials of Environmental Concern in, on, under or about the Properties during, or otherwise resulting from, the Borrowers' ownership or operation of the Properties or (ii) any violation of or liability for costs under any Environmental Laws resulting directly or indirectly from the Borrowers' or any of their Subsidiaries' operations (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrowers shall have no obligation hereunder to the Bank with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Bank. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

                 8.6 Successors and Assigns; Participation and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Bank, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Bank.

                 (b) The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (the "Participants") participating interests in any Loan, any L/C Obligation or any Acceptance owing to the Bank, any Commitment of the Bank or any other interest of the Bank hereunder and under the other Loan Documents. In the event of any such sale by the Bank of a participating interest to a Participant, the Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, the Bank shall remain solely responsible for the performance thereof, the Bank shall remain the holder of any such Loan, L/C Obligation or Acceptance for all purposes under this Agreement and the other Loan Documents, and the Borrowers shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement and the other Loan Documents. The Borrowers agree that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Bank the proceeds thereof as provided in subsection 8.7(a) as fully as if it were the Bank hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of subsections 2.23, 2.24, 2.25 (Requirements of Law, Taxes and Indemnity) with respect to its participation in the Commitment and the Loans, L/C Obligations and Acceptances outstanding from time to time as if it was a Bank; provided that, in the case of subsection 2.24 (Taxes), such Participant shall have complied with the requirements of said subsection and provided, further, that no

Participant shall be entitled to receive any greater amount pursuant to any such subsection than the Bank would have been entitled to receive in respect of the amount of the participation transferred by the Bank to such Participant had no such transfer occurred.

                 (c) The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, with the consent of Brookwood, which shall not be unreasonably withheld, at any time and from time to time assign to another bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit J executed by such Assignee, and delivered to the Bank for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of the Bank hereunder with a portion of the Commitment as set forth therein, and (y) the Bank shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the Bank's rights and obligations under this Agreement, the Bank shall cease to be a party hereto).

                 (d) The Bank, on behalf of the Borrowers, shall maintain at the address of the Bank referred to in subsection 8.2 a copy of each Assignment and Acceptance and a register (the "Register") for the recordation of the principal amounts of the Loans and other obligations hereunder owing to the Bank and any Assignees from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers and the Bank may treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

                 (e) Upon its receipt of an Assignment and Acceptance executed by the Bank and an Assignee, the Bank shall on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such recordation to the Borrowers.

                 (f) The Borrowers authorize the Bank to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in the Bank's possession concerning the Borrowers and their Affiliates which has been delivered to the Bank by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to the Bank by or on behalf of the Borrowers in connection with the Bank's credit evaluation of the Borrowers and its Affiliates prior to becoming a party to this Agreement.

                 (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and other obligations hereunder relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by the Bank of any Loan or the Revolving Credit Note to any Federal Reserve Bank in accordance with applicable law.

                 8.7 Adjustments; Set-off. In addition to any rights and remedies of the Bank provided by law, the Bank shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Bank or any branch or agency thereof to or for the credit or the account of the Borrowers. The Bank agrees promptly to notify the Borrowers after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                 8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                 8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 8.10 Integration. This Agreement and other Loan Documents represent the agreement of the Borrowers and the Bank with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Bank relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                 8.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

                 8.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

                 (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive





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
         general jurisdiction of the courts of the State of New York located in New York City, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                 (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                 (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at the address set forth in subsection 8.2 or at such other address of which the Bank shall have been notified pursuant there to;

                 (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                 (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                 8.13 Acknowledgments. Each Borrower hereby acknowledges that:

                 (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                 (b) the Bank has no fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Bank, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                 (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Bank and the Borrowers.

                 8.14 WAIVERS OF JURY TRIAL. THE BORROWERS AND THE BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 8.15 Confidentiality. The Bank agrees to keep confidential any written or oral information (a) provided to it by or on behalf of any of the Borrowers or any of their





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
Subsidiaries pursuant to or in connection with this Agreement or (b) obtained by the Bank based on a review of the books and records of the Borrowers or any of their Subsidiaries; provided that nothing herein shall prevent the Bank from disclosing any such information (i) to any Transferee which receives such information having been made aware of the confidential nature thereof, (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iii) upon the request or demand of any Governmental Authority having jurisdiction over the Bank, (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (v) which has been publicly disclosed other than in breach of this Agreement, or (vi) in connection with the exercise of any remedy hereunder.





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
                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                        THE BORROWERS:
                                        -------------


                                        BROOKWOOD COMPANIES INCORPORATED


                                        By:   /s/ Duane O. Schmidt
                                           ------------------------------
                                           Name:  Duane O. Schmidt
                                           Title: V.P. Finance


                                        KENYON INDUSTRIES, INC.


                                        By:   /s/ Duane O. Schmidt
                                           ------------------------------
                                           Name:  Duane O. Schmidt
                                           Title: Treasurer


                                        BROOKWOOD LAMINATING, INC.


                                        By:   /s/ Duane O. Schmidt
                                           ------------------------------
                                           Name:  Duane O. Schmidt
                                           Title: Treasurer


                                        THE BANK:
                                        --------


                                        THE BANK OF NEW YORK


                                        By:   /s/ Ronald Pagoto
                                           ------------------------------
                                           Name:  Ronald Pagoto
                                           Title: Vice President





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